Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements and financial statement schedule of Kimball International, Inc. and subsidiaries and the effectiveness of Kimball International, Inc.’s internal control over financial reporting dated August 26, 2013, appearing in the Annual Report on Form 10-K of Kimball International, Inc. for the year ended June 30, 2013.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
February 21, 2014